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                                                                     EXHIBIT 5.1



March 29, 2002


Thane International, Inc.
78-140 Tampico
La Quinta, California  92253


RE:      OFFERING OF COMMON STOCK OF THANE INTERNATIONAL, INC.

Gentlemen:

         Thane International, Inc., a Delaware corporation (the "Company"), has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). Such Registration Statement relates to the issuance by the Company of up to 3,352,378 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), respectively (the "Shares") in connection with the proposed acquisition of Reliant Interactive Media Corp. We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

         In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company;
(ii) resolutions of the Board of Directors of the Company authorizing the transaction and the issuance of the shares and related matters; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

         Based upon the foregoing examination, we are of the opinion that the Shares have been duly and validly authorized and, when issued and delivered in accordance with the Amended and Restated Agreement and Plan of Merger by and among Thane International, Inc., Reliant Acquisition Corporation, Reliant Interactive Media corp., and Kevin Harrington, Timothy Harrington and Mel Arthur, as stockholders of Reliant Interactive Media Corp. dated December 6, 2001 filed as Exhibit 2.1 to the Registration statement, will be validly issued, fully paid and nonassessable.


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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not admit that we come within the category or persons whose consent is required of Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                     Sincerely,



                                                     White & Case LLP

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